Exhibit 11

September 1, 2009

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

This letter confirms that Clive D. Bode and John E. Viola are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.

Very truly yours,

/s/ David Bonderman
David Bonderman

301 Commerce Street, Suite 3300, Fort Worth, TX 76102

817-871-4000 T ~ 817-871-4088 F